          NATIONAL WATERWORKS, INC. EXTENDS EXPIRATION TIME FOR TENDER OFFER FOR ITS 10.50% SENIOR SUBORDINATED NOTES, SERIES B, DUE 2012

     WACO, TEXAS (August 15, 2005) - National Waterworks, Inc. (the "Company") announced today that, in connection with its previously announced and amended tender offer for any and all of its outstanding $200,000,000 aggregate principal amount of its 10.50% Senior Subordinated Notes, Series B, due 2012 (the "Notes"), it is extending the tender offer expiration time to 5:00 pm, New York City time, on August 25, 2005.

     As previously announced, on July 18, 2005, the Company's parent, National Waterworks Holdings, Inc. ("Holdings"), entered into a stock purchase agreement with Home Depot U.S.A., Inc., pursuant to which Home Depot U.S.A., Inc. has agreed, subject to customary closing conditions, to purchase (the "Acquisition") all of Holdings' issued and outstanding common stock. As a result, as previously announced, the Company amended the tender offer and related consent solicitation to, among other things, (i) add the condition that the Acquisition be consummated and (ii) extend the Expiration Time, which was originally set to expire at 5:00pm, New York City time, on August 3, 2005, to 5:00pm, New York City time, on August 17, 2005. Holdings and Home Depot U.S.A. have determined that the Acquisition will not be consummated on or prior to August 17, 2005, and as a result, the Company has decided to, and hereby does, extend the Expiration Time to 5:00pm, New York City time, on August 25, 2005. Accordingly, the Price Determination Date will be 2:00 pm, New York City time, on August 23, 2005.

     As of August 3, 2005, 100% of the outstanding aggregate principal amount of the Notes have been tendered. Holders who have already tendered their Notes and delivered their consents may no longer withdraw their Notes or revoke their consents.

     Except as set forth above, all other provision of the tender offer and consent solicitation with respect to the Notes are as set forth in the Offer to Purchase and Consent Solicitation Statement dated July 1, 2005, as amended on July 19, 2005. The Company reserves the right to further amend the tender offer and the consent solicitation in its sole discretion.

     The Company has retained J.P. Morgan Securities, Inc. to act as sole Dealer Manager for the new tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 834-3424 (collect) or (866) 834-4666 (toll free). Global Bondholder Services Corporation is the Information Agent and can be contacted at (212) 430-3774 (collect) or (866) 387-1500 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

     Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. No recommendation is made as to whether holders of the Notes should tender their Notes.
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Safe Harbor Statement
---------------------

     Certain statements in this press release may contain forward-looking statements concerning the transactions described herein. These statements are based on the Company's current expectations and the Company can give no assurance that such expectations will prove to be correct.


CONTACT:       National Waterworks, Inc.
               Thomasville, GA
               Judy Barrow, (229) 227-8611
               judy.barrow@natlww.com


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